Exhibit 12.1

Home BancShares, Inc.

Computation of Ratios of Earnings to Fixed Charges

	Three Months Ended				Nine Months Ended
	September 30,				September 30,				Year Ended December 31,
Exhibit	2016		2015		2016		2015		2015		2014		2013		2012		2011
(Dollars in thousands)

Fixed Charges and Preferred Dividends

Interest expense	$7,321		$5,222		$21,234		$14,231		$20,370		$17,557		$14,013		$19,761		$28,391
Capital debt expense Trust Preferred	401		340		1,164		1,003		1,354		1,313		518		1,774		2,160
Estimated interest in rent	200		196		595		578		779		751		515		435		426
Preferred dividends (E)	—		—		—		—		—		—		—		—		1,285

Combined fixed charges and preferred dividends (B)	7,922		5,758		22,993		15,812		22,503		19,621		15,046		21,970		32,262
Less: interest on deposits	4,040		3,045		11,528		9,614		12,971		12,796		9,744		14,989		22,968

Combined fixed charges and preferred dvidends excluding interest on deposits (D)	$3,882		$2,713		$11,465		$6,198		$9,532		$6,825		$5,302		$6,981		$9,294

Earnings

Pre-tax income from continuing operations	$69,105		$55,937		$204,808		$159,023		$218,491		$177,173		$104,473		$98,451		$84,342
Fixed charges and preferred dividends	7,922		5,758		22,993		15,812		22,503		19,621		15,046		21,970		32,262

Total earnings (A)	77,027		61,695		227,801		174,835		240,994		196,794		119,519		120,421		116,604
Less: interest on deposits	4,040		3,045		11,528		9,614		12,971		12,796		9,744		14,989		22,968

Total earnings excluding interest on deposits (C)	$72,987		$58,650		$216,273		$165,221		$228,023		$183,998		$109,775		$105,432		$93,636

Ratio of earnings to fixed charges

Ratio, including interest on deposits (A/(B-E))	9.72	x	10.71	x	9.91	x	11.06	x	10.71	x	10.03	x	7.94	x	5.48	x	3.76	x
Ratio, excluding interest on deposits (C/(D-E))	18.80	x	21.62	x	18.86	x	26.66	x	23.92	x	26.96	x	20.70	x	15.10	x	11.69	x

Ratio of earnings to fixed charges & preferred dividends

Ratio, including interest on deposits (A/B)	9.72	x	10.71	x	9.91	x	11.06	x	10.71	x	10.03	x	7.94	x	5.48	x	3.61	x
Ratio, excluding interest on deposits (C/D)	18.80	x	21.62	x	18.86	x	26.66	x	23.92	x	26.96	x	20.70	x	15.10	x	10.07	x